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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
North Fork Bancorporation, Inc.:

We consent to incorporation by reference in Post-Effective Amendment No. 1 on Form S-8 dated October 1, 2004 that amends the Registration Statement (No. 333-114173) on Form S-4 of North Fork Bancorporation, Inc. dated July 28, 2004, of our report dated February 25, 2004, relating to the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K/A of North Fork Bancorporation, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG LLP

New York, New York
October 1, 2004